Exhibit 4.3
COLLATERAL ACCOUNT AGREEMENT
          COLLATERAL ACCOUNT AGREEMENT, dated as of April 4, 2008, made by SUPERIOR OFFSHORE INTERNATIONAL, INC., a Delaware corporation (the “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “the Administrative Agent”) and as Securities Intermediary (in such capacity, the “Securities Intermediary”) for the Secured Parties (as hereinafter defined).
Preliminary Statement
          As security for those certain letters of credit listed on Schedule I hereto (such listed letters of credit, the “L/C Agreement”), the Pledgor has agreed to enter into this Agreement for the benefit of the Administrative Agent, the issuer of such letters of credit and their respective successors and assigns (each individually, a “Secured Party”, collectively, the “Secured Parties”).
          In addition, Secured Parties will offer certain other services (commercial credit cards and stored value cards (the “Cards”)) in accordance with agreements in form and substance substantially identical to the ones attached as Exhibit A (the “Services Agreements”). Cash Collateral deposited into the Collateral Account will also be used to secure the obligations of Pledgor to the Second Parties.
               1. Defined Terms. As used herein, the following terms shall have the following meanings:
          “Agreement”: this Collateral Account Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Cash Collateral”: the collective reference to:
     (a) all cash, instruments, securities, other financial assets and funds deposited from time to time in the Collateral Account;
     (b) all investments of funds in the Collateral Account and all instruments, securities and other financial assets evidencing such investments;
     (c) all interest, dividends, cash, instruments, securities and other financial assets and other property received in respect of, or as proceeds of, or in substitution or exchange for, any of the foregoing; and
     (d) any security entitlement to any of the foregoing.
          “Collateral Account”: account no.                   established at the office of JPMorgan Chase Bank, N.A. at 201 St. Charles Avenue, 28th Floor, New Orleans LA 70170, Attention: Carol DiVita for the Administrative Agent as entitlement holder thereto designated “Superior Offshore International, Inc. Collateral Account” with such abbreviations as may be required to comply with the Securities Intermediary’s operating systems.
          “Collateral”: the collective reference to the Cash Collateral and the Collateral Account.
Collateral Account Agreement

          “Collateral Account Termination Date”: the date of termination of each L/C Agreement and of the final and irrevocable termination of all the Secured Parties’ obligations to make any payments thereunder or under the letters of credit issued thereunder and the termination of all Cards and the Secured Parties’ obligations to make any payments or reimbursements thereunder.
          “Moody’s”: Moody’s Investors Service, Inc.
          “Permitted Investments”: (i) investments in certificates of deposit and time deposits maturing before the Collateral Account Termination Date issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the domestic office of the Administrative Agent, (ii) commercial paper rated, at the time of acquisition, at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s in either case maturing within twelve months after the date of acquisition and (iii) other investments approved by the Administrative Agent.
          “Secured Obligations”: the collective references to all obligations and liabilities of the Pledgor which may arise under or in connection with this Agreement and the Underlying Agreements.
          “S&P”: Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “UCC”: the Uniform Commercial Code in effect in the State of Texas or any other applicable jurisdiction from time to time.
          “Underlying Agreements”: the collective reference to the L/C Agreement and the Services Agreements.
               2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, the Pledgor hereby grants to the Administrative Agent, for the benefit of the Collateral Agent and for the ratable benefit of the Secured Parties, a security interest in the Collateral.
               3. Establishment and Maintenance of Collateral Account.
               (a) The Collateral Account shall be a “Securities Account” as such term is defined in Section 8.501(a) of the UCC. The Securities Intermediary shall, subject to the terms of this Agreement, treat the Administrative Agent as entitled to exercise the rights that comprise any financial asset credited to the Collateral Account. All securities or other property underlying any financial assets credited to the Collateral Account shall be registered in the name of the Securities Intermediary (or its nominee), endorsed to the Securities Intermediary (or its nominee) or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Collateral Account be registered in the name of the Pledgor, payable to the order of the Pledgor or specially indorsed to the Pledgor except to the extent the foregoing have been specially endorsed to the Securities Intermediary (or its nominee) or in blank.
               (b) The Collateral Account shall be maintained until the Collateral Account Termination Date.
               (c) The Collateral shall be subject to the exclusive dominion and control of the Administrative Agent, which shall hold the Collateral and administer the Collateral Account subject to
Collateral Account Agreement

the terms and conditions of this Agreement. The Pledgor shall have no right of withdrawal from the Collateral Account, except as expressly provided herein.
               4. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Collateral Account shall be treated as a “financial asset” within the meaning of Section 8.102(a)(9) of the UCC.
               5. Deposit of Funds. On the Closing Date, the Pledgor shall deposit immediately available funds in the Collateral Account so that the total amount deposited in the Collateral Account as of the Closing Date is not less than an amount equal to (a) $12,606,508.52 to secure the letters of credit outstanding on the date hereof (as listed on Schedule I hereto) plus (b) $150,000.00 to secure the Cards issued on or as of the date hereof.
               6. Representations and Warranties of the Pledgor. The Pledgor represents and warrants to the Administrative Agent that:
               (a) The Pledgor has the power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the security interest in the Collateral pursuant to, this Agreement and has taken all necessary action to authorize its execution, delivery and performance of, and grant of the security interest in the Collateral pursuant to, this Agreement.
               (b) This Agreement constitutes a legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms and creates in favor of the Administrative Agent a perfected, first priority security interest in the Collateral, enforceable in accordance with its terms, except in each case as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
               7. Covenants of the Pledgor. The Pledgor covenants and agrees with the Administrative Agent that:
               (a) The Pledgor will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, or create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interest created by this Agreement.
               (b) The Pledgor will maintain the security interest created by this Agreement as a first priority, perfected security interest, and defend the right, title and interest of the Administrative Agent and the Secured Parties in and to the Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the request of the Administrative Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of financing statements under the UCC.
Collateral Account Agreement

               8. Investment of Cash Collateral.
               (a) Subject to the provisions of Section 8(b), collected funds on deposit in the Collateral Account shall be invested by the Securities Intermediary from time to time in Permitted Investments; provided, however, that so long as no default hereunder and/or under an Underlying Agreement shall have occurred and be continuing, the Securities Intermediary shall, if and to the extent that the Pledgor so directs, make such investments in Permitted Investments at the direction of the Pledgor. All investments shall be made in the name of the Securities Intermediary or a nominee of the Securities Intermediary and in a manner, determined by the Administrative Agent in its sole discretion, that preserves the Administrative Agent’s perfected, first priority security interest on behalf of the Secured Parties in such investments.
               (b) The Securities Intermediary shall have no obligation to invest collected funds during the first night after their collection.
               (c) The Securities Intermediary shall have no responsibility to the Pledgor for any loss or liability arising in respect of investments of the Cash Collateral in Permitted Investments (including, without limitation, as a result of the liquidation of any portion thereof before maturity).
               (d) The Pledgor will pay or reimburse the Securities Intermediary for any and all costs, expenses and liabilities of the Securities Intermediary incurred in connection with this Agreement, the maintenance and operation of the Collateral Account and the investment of the Collateral, and any reasonable investment charges or other fees in connection with maintenance of the Collateral Account.
               9. Remedies.
               (a) Following an event of default hereunder and/or under an Underlying Agreement, if Cash Collateral remains in the Collateral Account, the Administrative Agent may, without notice of any kind, except for notices required by law which may not be waived, apply the Cash Collateral, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or in any way relating to the Cash Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements of counsel to the Administrative Agent, to the payment in whole or in part of the Secured Obligations, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9.608(a)(1)(C) of the UCC, need the Administrative Agent account for the surplus, if any, to the Pledgor. In addition to the rights, powers and remedies granted to it under this Agreement and in any other agreement securing, evidencing or relating to the Secured Obligations, the Administrative Agent shall, following the acceleration of the Obligations, have all the rights, powers and remedies available at law, including, without limitation, the rights and remedies of a secured party under the UCC. To the extent permitted by law, the Pledgor waives presentment, demand, protest and all notices of any kind and all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder.
               (b) The Secured Parties shall have a right of set-off against the Collateral Account and all of the rights and remedies of a secured party under the Texas Uniform Commercial Code, or other applicable law, and all rights and remedies provided herein and in any Underlying Agreement, all of which rights and remedies shall, to the full extent permitted by law, be cumulative.
               (c) Upon the payment of any draw under any letter of credit subject hereto, or if the Pledgor fails to pay any fees payable with respect to such letters of credit as and when due (giving effect to any applicable grace or cure period) the Pledgor hereby directs Secured Parties to set-off
Collateral Account Agreement

the Collateral Account in the amount of such draw, and to liquidate any Permitted Investments then held in the Collateral Account as the Secured Parties deem necessary in connection therewith.
               (d) Upon the Pledgor’s failure to pay any amounts then due and owing under any Card on or before the due date for such payment in accordance with the applicable Services Agreement (giving effect to any applicable grace or cure period), the Pledgor hereby directs Secured Parties to set-off the Collateral Account in the amount of the past due amount, and to liquidate any Permitted Investments then held in the Collateral Account as the Secured Parties deem necessary in connection therewith.
               (e) The Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations, and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency and any other expenses incurred by the Administrative Agent or any Secured Party in connection with such collection.
               10. Administrative Agent’s Appointment as Attorney-in-Fact.
               (a) The Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in the Administrative Agent’s own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuation of an event of default hereunder and/or under any Underlying Agreement, any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, any endorsements, assignments or other instruments of transfer.
               (b) The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in Section 10(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
               11. Duty of the Securities Intermediary and the Administrative Agent. The Securities Intermediary’s and the Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of any Collateral in its possession, under Section 9.207 of the UCC or otherwise, shall be to comply with the specific duties and responsibilities set forth herein. Except as specifically set forth herein, the powers conferred on the Administrative Agent in this Agreement are solely for the protection of the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. Neither the Administrative Agent nor any Secured Party nor its or their directors, officers, employees or agents shall be liable for any action lawfully taken or omitted to be taken by any of them under or in connection with the Collateral or this Agreement, except for its or their gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
          The Securities Intermediary may conclusively rely on a direction which it believes in good faith is from a person or persons having authority to take such action. The Securities Intermediary shall incur no liability to any Secured Party or the Pledgor for acting on any instruction, direction or other communication on which the Securities Intermediary is authorized to rely pursuant to this Agreement, or for any delay in delivery or non-delivery or error in transmission (in each case, other than in the case of gross negligence or willful misconduct).
Collateral Account Agreement

          12. Filing of Financing Statements. Pursuant to applicable law, the Pledgor authorizes the Administrative Agent to file financing statements with respect to the Collateral in such form and in such filing offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement.
          13. Authority of Administrative Agent. The Pledgor acknowledges that as between the Administrative Agent and the Pledgor, the Administrative Agent shall be conclusively presumed to be acting as Administrative Agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
          14. Certain Releases. Amounts on deposit in the Collateral Account will be released to the Pledgor upon request of the Pledgor under the following circumstances:
          (a) If any letter of credit expires in accordance with its terms without being drawn upon or is otherwise returned to a Secured Party for cancellation without being drawn upon, the Pledgor hereby directs the Secured Parties to transfer from the Collateral Account to such account as the Pledgor shall specify in writing an amount equal to 105% of the face amount of such letter of credit, less all accrued but unpaid fees and expenses related to such expired letter of credit, and to liquidate any Permitted Investments as the Secured Party deems necessary in connection with such transfer.
          (b) Upon the termination or expiration of the Cards and the timely payment of the amounts due thereunder, the Pledgor hereby directs the Secured Parties to transfer from the Collateral Account to such account as the Pledgor shall specify in writing an amount equal to 100% of the maximum credit limit of such terminated or expired Card, less all accrued but unpaid fees and expenses related to such Card, and to liquidate any Permitted Investments as the Secured Party deems necessary in connection with such transfer.
          (c) The Administrative Agent will release to such account as the Pledgor shall specify in writing amounts on deposit (or to the credit of), if any, in the Collateral Account on the Collateral Account Termination Date.
          15. Termination. At the close of business of the Securities Intermediary on the Collateral Account Termination Date, this Agreement and all obligations (other than those expressly stated to survive termination) of the parties hereunder shall terminate.
          16. Notices. All notices and other communications to or between the respective parties hereto to be effective shall be addressed as follows:
To Administrative Agent:
JPMorgan Chase Bank, N.A.
201 St. Charles Avenue, 28th Floor,
New Orleans LA 70170
Attention: Robert L. Rumney
To Pledgor:
Superior Offshore International, Inc.
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Attention: Thomas Daman
Collateral Account Agreement

          17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          18. Amendments in Writing; No Waiver; Cumulative Remedies.
          (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor, the Administrative Agent and the Securities Intermediary.
          (b) Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 18(a) hereof) of delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion.
          (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          19. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          20. Successors and Assigns. This Agreement and the Collateral Account shall be binding upon the successors and assigns of the Pledgor and the Securities Intermediary and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns.
          21. Indemnity and Expenses.
          (a) The Pledgor agrees to indemnify the Administrative Agent, from and against any and all claims, losses and liabilities to the extent relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), other than such claims, losses or liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
          (b) The Pledgor shall pay to the Administrative Agent upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel, that the Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or the Securities Intermediary hereunder, or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.
Collateral Account Agreement

          (c) The agreements in this Section 21 shall survive termination of this Agreement.
          22. Governing Law. Both this Agreement and the Collateral Account shall be governed by, and construed and interpreted in accordance with, the law of the State of Texas. For purposes of the UCC, Texas shall be deemed to be the Securities Intermediary’s jurisdiction and the Collateral Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of Texas.
Collateral Account Agreement

     IN WITNESS WHEREOF, the Pledgor, the Administrative Agent and the Securities Intermediary have caused this Collateral Agreement to be duly executed and delivered as of the date first above written.

SUPERIOR OFFSHORE INTERNATIONAL, Inc., as the Pledgor
By:	/s/ Thomas E. Daman
	Name:	Thomas E. Daman
	Title:	EVP & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as the Administrative Agent
By:	/s/ Christy West
	Name:	Christy West
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as the Securities Intermediary
By:	/s/ Christy West
	Name:	Christy West
	Title:	Vice President

[Signature Page to Collateral Account Agreement]

Schedule I
Existing Letters of Credit

	L/C Number	L/C Type	Expiry	Amount		Beneficiary
	CTCS-347437	A70S	May 26, 2008		$742,064.04	The Commercial Bank of Qatar
	CTCS-625823	A70S	Nov. 30, 2008		$25,000.00	Western Surety Company
	CTCS-289573	A70S	Jan. 21, 2009		$8,000,000.00	Hornbeck Offshore Services, LLC
	CTCS-305857	A70S	Dec. 1, 2008		$500,000.00	Standard Bank of South Africa
	CTCS-313377	A70S	Aug. 15, 2009		$2,725,000.00	JPMorgan Chase Bank, N.A.
				$
				$
				$
Total Amount of L/C Obligations					$11,992,064.04
Amount of Cash Collateral required by this Agreement to secure L/C Obligations					$12,606,508.52
Collateral Account Agreement — Schedule I

Exhibit A
Services Agreements
(See attached)
Collateral Account Agreement — Exhibit B